Exhibit 99.25

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Identity of the members of the Board of Directors of Mediaset, S.p.A., and the date on which they took up their positions:

Director	Date on which he/she took up his/her position (DD/MM/YY)
Fedele Confalonieri	16/12/1994
Pier Silvio Berlusconi	28/07/1995
Marina Berlusconi	28/07/1995
Marina Brogi	27/06/2018
Andrea Canepa	27/06/2018
Raffaele Cappiello	27/06/2018
Costanza Esclapon de Villeneuve	27/06/2018
Giulio Gallazzi	27/06/2018
Marco Giordani	20/03/2001
Francesca Mariotti	27/06/2018
Gina Nieri	28/09/1998
Danilo Pellegrino	27/06/2018
Niccolò Querci	22/04/2009
Stefano Sala	29/04/2015
Carlo Secchi	20/04/2006

Identity of the members of the Board of Directors of Mediaset España Comunicación, S.A., and the date on which they took up their positions:

Director	Date on which he/she took up his/her position (DD/MM/YY)
Alejandro Echevarría Busquet	15/05/1996
Cristina Garmendia Mendizabal	18/04/2018
Javier Diez de Polanco	18/04/2018
Helena Revoredo Delvecchio	01/04/2009
Consuelo Crespo Bofill	18/04/2018
Fedele Confalonieri	21/12/2000
Marco Giordani	07/05/2003
Gina Nieri	18/04/2018
Niccoló Querci	18/04/2018

Director	Date on which he/she took up his/her position (DD/MM/YY)
Borja Prado Eulate	18/04/2018
Paolo Vasile	29/03/1999
Massimo Musolino	09/04/2008
Mario Rodríguez Valderas	09/04/2008

Identity of the members of the Board of Directors of Mediaset Investment, N.V., and the date on which they took up their positions:

Director	Date on which he/she took up his/her position (DD/MM/YY)
Monica Ballabio	20/12/2017
Luigi Motta	16/07/2018
Simone Sole	16/07/2018
Pasquale Straziota	16/07/2018
Marco Angelo Ettore Giordani	16/07/2018